Exhibit 23






                       Consent to use of Reports

     The Board of Directors and Stockholders
     Multimedia, Inc.:

     We consent to incorporation by reference in the Registration Statements No. 2-68069, 33-17234, 33-40050, 33-40253, 33-61574, and 33-61462 on
     Forms S-8 and the Registration Statements No. 33-42179 and 33-46557 on Forms S-3 of Multimedia, Inc. of our reports dated February 10, 1995, relating to the consolidated balance sheets of Multimedia, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994, and the related schedule which reports appear in the December 31, 1994 annual report on Form 10-K of Multimedia, Inc.

                         [Signature of KPMG Peat Marwick LLP]

     Greenville, South Carolina
     March 23, 1995